Exhibit 99.1

Seahawk Drilling, Inc. Reports Second Quarter 2009 Financial Results

HOUSTON, September 15, 2009 (GLOBE NEWSWIRE) — Seahawk Drilling, Inc. (“Seahawk”) (Nasdaq: HAWK) reported today a loss from continuing operations of $8.8 million in the three months ended June 30, 2009 for the Gulf of Mexico business of Pride International, Inc. (“the Pride GOM business”). These results compared to earnings from continuing operations for the Pride GOM business of $46.0 million in the three months ended June 30, 2008. The Pride GOM business contains certain assets and operations that are not held by Seahawk, which in the three months ended June 30, 2009 included the operations related to two independent leg jackup rigs.

For the six months ended June 30, 2009, the Pride GOM business earned $4.2 million from continuing operations. These results compared to earnings of $93.3 million for the six months ended June 30, 2008.

Seahawk reported a pro forma loss from continuing operations of $9.4 million for the six month period ended June 30, 2009. This compared to Seahawk pro forma earnings from continuing operations for the first half of 2008 of $66.8 million.

Seahawk’s pro forma combined balance sheet at June 30, 2009 included cash and cash equivalents of $65.3 million, after a $47.3 million cash contribution by Pride. As of June 30, 2009, Seahawk had pro forma total assets of $676.9 million, stockholders’ equity of $499.1 million and no debt outstanding.

Seahawk anticipates that the cash and cash equivalents balances on September 30, 2009 will be in the range of $50-60 million. Furthermore, based on current expectations for activity in the fourth quarter of 2009, which includes three rigs working in the U.S. and three rigs working in Mexico, Seahawk would anticipate cash and cash equivalents balance on December 31, 2009 will be in the range of $45-55 million.

Randall D. Stilley, President and CEO of Seahawk, commented, “With natural gas prices at record lows, the Company faces a challenging market in the near term. However, in the midst of hurricane season and weak natural gas prices, we have seen a modest improvement in inquiries and bidding in the U.S. recently, as some of our customers are taking advantage of lower well costs, and the general sentiment towards future gas prices has improved.”

“Unfortunately, we believe that PEMEX’s drilling activity in Mexico could decline further during the remainder of 2009, until it has funding available from its 2010 budget.”

“We are pleased to have Kurt Hoffman join Seahawk as Senior Vice President and Chief Operating Officer. His experience in operations and marketing will be a welcome addition to our management team. We are committed to making Seahawk the most efficient driller in the Gulf of Mexico. We are confident that when the market for jackup rigs improves, Seahawk will emerge as a clear leader.”

U.S. Results

During the second quarter of 2009, the Pride GOM business generated $17.7 million in revenues in the U.S. This compared to revenues of $56.0 million in the second quarter of 2008. Second quarter 2009 average revenue per day decreased to $67,300 from $67,800 in the second quarter of 2008 and operating days decreased to 263 days, or 21% utilization, from 826 days, or 83% utilization, over the same period. The U.S. segment recorded an operating loss of $16.6 million in the second quarter of 2009 compared to $12.3 million of operating income for the second quarter of 2008.

Mexico Results

In Mexico, the Pride GOM business generated $58.8 million of revenues in the second quarter of 2009. This compared to revenues of $116.0 million in the second quarter of 2008. Second quarter 2009 average revenue per day decreased to $102,300 from $107,600 in the second quarter of 2008 and operating days decreased from 823 days, or 90% utilization, to 372 days, or 68% utilization, over the same period. The Mexico segment recorded $5.1 million in operating income in the second quarter of 2009 compared with $58.6 million of operating income in the second quarter of 2008.

Conference Call Information

Seahawk will host a conference call to discuss these results on Tuesday, September 15, 2009 at 10:00 a.m. Central Time. To participate in the call, dial (877) 874-1567 or (719) 325-4791 and reference access code 9807644 approximately 10 minutes prior to the start of the call. The conference call will also be broadcast live via the Internet at http://www.seahawkdrilling.com in the “Investor Relations” section on the “Upcoming Events” tab.

A replay of the conference call will be available on Tuesday, September 15, 2009, beginning at 2:00 p.m., Central Time, through Tuesday, September 29, 2009, ending at 11:00 p.m., Central Time. The phone number for the conference call replay is (888) 203-1112 or (719) 457-0820 and the access code is 9807644.

Seahawk Drilling, Inc. is an offshore drilling company headquartered in Houston, Texas. Seahawk owns and operates a fleet of 20 jackup rigs that are located in the United States and Mexico. Seahawk’s shares are traded on the NASDAQ Stock Market under the symbol “HAWK”. Additional information may be found at www.seahawkdrilling.com.

The Seahawk Drilling, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6559

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements may include, but are not limited to, references to our liquidity, future gas prices, future drilling activity and our future operating results and financial condition. Forward-looking statements are not guarantees of performance. We have based these statements on our assumptions and analyses in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. No assurance can be given that these assumptions are accurate. Moreover, these statements are subject to a number of risks and uncertainties. Important factors that could cause Seahawk’s actual results to differ materially from the expectations reflected in Seahawk’s forward-looking statements include those described under Item 1A of our Registration Statement on Form 10, as amended, any updates to those factors set forth in Seahawk’s subsequent Quarterly Reports on Form 10-Q and the following factors, among others:

•	general economic and business conditions, including conditions in the credit markets;

•	prices of crude oil and natural gas and industry expectations about future prices;

•	ability to adequately staff our rigs;

•	foreign exchange controls and currency fluctuations;

•	political stability in the countries in which we operate;

•	the business opportunities, or lack thereof, that may be presented to and pursued by us;

•	cancellation or renegotiation of our drilling contracts or payment or other delays or defaults by our customers;

•	changes in laws or regulations;

•	demand for our rigs;

•	the effect of litigation and contingencies, including those relating to the Pride Wyoming and the pending and possible future tax assessments by the Mexican government;

•	competition and market conditions in the contract drilling industry; and

•	severe weather.

In light of these risks, uncertainties and assumptions, the events anticipated by Seahawk’s forward-looking statements may not occur, and you should not place any undue reliance on any of Seahawk’s forward-looking statements. Seahawk’s forward-looking statements speak only as of the date made and Seahawk undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Seahawk Drilling, Inc.
Taylor Miele, Director of Investor Relations and
Corporate Development
(713) 369-7322

Gulf of Mexico Business of Pride International, Inc.

Combined Balance Sheets

(Dollar amounts in millions)

	June 30, 2009	December 31, 2008	Pro Forma Seahawk June 30, 2009
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18.1	$41.1	$65.3
Trade receivables, net	53.8	83.3	39.8
Deferred income taxes	1.0	1.0	1.0
Due from Pride	19.9	—	19.9
Prepaid expenses and other current assets	48.0	62.4	47.7

Total current assets	140.8	187.8	173.7
Property and equipment, net	596.1	612.0	498.5
Goodwill	1.2	1.2	1.2
Other assets	3.7	4.4	3.5

Total assets	$741.8	$805.4	$676.9

LIABILITIES AND NET PARENT FUNDING

Current liabilities:
Accounts payable	$12.9	$18.7	$14.9
Due to Pride	10.3	—	10.3
Accrued expenses and other current liabilities	69.9	84.6	69.6
Income taxes payable	1.2	2.5	1.2

Total current liabilities	94.3	105.8	96.0
Other long-term liabilities	5.4	3.6	5.4
Deferred income taxes	137.7	144.4	76.4

Total liabilities	237.4	253.8	177.8
Net parent funding\Stockholders’ Equity	504.4	551.6	499.1

Total liabilities and net parent funding	$741.8	$805.4	$676.9

Note: Pro Forma Seahawk at June 30, 2009 includes adjustments for assets and liabilities retained by Pride, Pride’s cash contribution to Seahawk, capital spares transferred to Seahawk, the estimated impairment of rigs’ fair value at distribution and certain tax credits for which Seahawk is entitled after the spin-off.

Gulf of Mexico Business of Pride International, Inc.

Combined Statements of Operations

(Dollar amounts in millions)

	Three Months Ended June 30,
	2009	2008
	(Unaudited)	(Unaudited)
Revenues	$76.5	$172.0
Costs and expenses:
Operating costs, excluding depreciation and amortization	66.8	79.3
Depreciation and amortization	16.3	15.8
General and administrative, excluding depreciation and amortization	4.8	5.9
(Gain) loss on sales of assets, net	0.1	0.1

Earnings (loss) from operations	(11.5)	70.9
Other income (expense), net	0.7	0.2

Income (loss) before income taxes	(10.8)	71.1
Income tax expense (benefit)	(2.0)	25.1

Income (loss) from continuing operations, net of tax	(8.8)	46.0
Income (loss) from discontinued operations, net of tax	0.3	14.0

Net income (loss)	$(8.5)	$60.0

	Six Months Ended June 30,
	2009	2008
	(Unaudited)	(Unaudited)
Revenues	$192.2	$365.7
Costs and expenses:
Operating costs, excluding depreciation and amortization	141.3	178.1
Depreciation and amortization	31.9	31.8
General and administrative, excluding depreciation and amortization	10.6	12.5
(Gain) loss on sales of assets, net	0.2	—

Earnings (loss) from operations	8.2	143.3
Other income (expense), net	1.4	0.6

Income (loss) before income taxes	9.6	143.9
Income tax expense (benefit)	5.4	50.6

Income (loss) from continuing operations, net of tax	4.2	93.3
Income (loss) from discontinued operations, net of tax	3.1	17.6

Net income (loss)	$7.3	$110.9

Seahawk Drilling, Inc.

Pro Forma Statement of Operations

(Dollar amounts in millions)

	Seahawk Pro Forma as Adjusted June 30, 2009	Seahawk Pro Forma as Adjusted June 30, 2008
	(Unaudited)	(Unaudited)
Revenue	$149.6	$293.8

Costs and expenses:
Operating costs, excluding depreciation and amortization	123.9	151.5
Depreciation and amortization	29.2	28.9
General and administrative, excluding depreciation and amortization	9.3	10.9
(Gain) loss on sales of fixed assets	0.2	—

Earnings (loss) from operations	(13.0)	102.5
Other income and (expense), net	1.4	0.6

Income (loss) before income tax expense	(11.6)	103.1
Income tax expense (benefit)	(2.2)	36.3

Income (loss) from continuing operations, net of tax	$(9.4)	$66.8

Note: Seahawk Pro Forma at June 30, 2009 and 2008 includes adjustments for the income from operating assets retained by Pride, and the related income tax effect. Seahawk Pro Forma does not include the effect of the $28 - $32 million impairment charge we expect to incur in the third quarter of 2009.

Gulf of Mexico Business of Pride International, Inc.

Supplementary Financial Information - U.S. Operating Results

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In millions)
Revenues	$17.7	$56.0	$58.7	$124.1

Costs and expenses:
Operating costs, excluding depreciation and amortization	26.5	35.2	63.3	84.5
Depreciation and amortization	5.7	5.8	11.2	11.7
General and administrative excluding depreciation and amortization	2.1	2.6	4.7	6.0
(Gain) loss on sales of assets, net	—	0.1	—	—

	34.3	43.7	79.2	102.2

Earnings (loss) from operations	$(16.6)	$12.3	$(20.5)	$21.9

U.S. Mat-Supported Jackup Rigs
Operating days	263	826	728	1,526
Available days	1,274	1,001	2,534	1,968
Utilization	21%	83%	29%	78%
Average daily revenues	$67,300	$67,800	$80,600	$70,600
Average marketed rigs	6.0	10.0	6.2	10.0

U.S. Other Rigs
Operating days	—	—	—	273
Available days	—	—	—	273
Utilization	—%	—%	—%	100%
Average daily revenues	—	—	—	$60,400
Average marketed rigs	—	—	—	1.5

Gulf of Mexico Business of Pride International, Inc.

Supplementary Financial Information - Mexico Operating Results

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In millions)
Revenues	$58.8	$116.0	$133.5	$241.6

Costs and expenses:
Operating costs, excluding depreciation and amortization	40.3	44.1	78.0	93.6
Depreciation and amortization	10.6	10.0	20.7	20.1
General and administrative excluding depreciation and amortization	2.7	3.3	5.9	6.5
(Gain) loss on sales of assets, net	0.1	—	0.2	—

	53.7	57.4	104.8	120.2

Earnings (loss) from operations	$5.1	$58.6	$28.7	$121.4

Mexico Mat-Supported Jackup Rigs
Operating days	372	823	810	1,719
Available days	546	910	1,086	1,854
Utilization	68%	90%	75%	93%
Average daily revenues	$102,300	$107,600	$107,500	$108,300
Average marketed rigs	4.0	9.3	5.0	9.7

Mexico Other Rigs
Operating days	206	177	376	359
Available days	256	182	436	364
Utilization	80%	97%	86%	99%
Average daily revenues	$100,400	$154,900	$123,300	$154,400
Average marketed rigs	2.8	2.0	2.4	2.0